Exhibit 99.1

FOR IMMEDIATE RELEASE:	FOR FURTHER INFORMATION CONTACT:

Karen Gross, Vice President & Corporate Secretary (303) 573-1660

CRAIG HAASE ELECTED TO ROYAL GOLD BOARD OF DIRECTORS

DENVER, COLORADO. JULY 31, 2007: ROYAL GOLD, INC. (NASDAQ:RGLD; TSX:RGL), the leading publicly-traded precious metals royalty company, today announced the election of M. Craig Haase to Royal Gold’s Board of Directors. Haase will replace Edwin W. Peiker, Jr. who announced his plans to retire effective July 25, 2007. Peiker will retain the title of Director Emeritus.

For more than 15 years, Haase served as Director, Executive Vice President and Chief Legal Officer of Franco-Nevada Mining Corporation, a publicly-traded precious metals royalty company that merged with Newmont Mining Corporation in 2002. He served in a similar capacity at Euro-Nevada Mining from 1987 to 1999 when Euro-Nevada merged with Franco-Nevada. Haase was also Chairman and CEO for Gold Marketing Corporation of America, Inc., a physical gold export company, from 1994 to 2002. He received his J.D. degree from the University of Illinois and was engaged in private practice from mid 1971 to 1990.

Stanley Dempsey, Executive Chairman of the Board, commented, “We are pleased to welcome Craig to our board. His background in mining and mining law, as well as expertise in the precious metals royalty business, will further strengthen the Company as we continue to execute our strategic growth plan.”

The Company also announced the recent retirement of Edwin W. Peiker, Jr., who served as a director on Royal Gold’s board for 20 years. Peiker, a co-founder of the Company, served as President and Chief Operating Officer from 1988 to 1992 and Vice President of Engineering from 1987 to 1988.

“We want to thank Ed for his long and dedicated service to Royal Gold. His knowledge, support and counsel were invaluable in making the Company successful,” said Dempsey.

Royal Gold is a precious metals royalty company engaging in the acquisition and management of precious metal royalty interests. Royal Gold is publicly traded on the NASDAQ Global Select Market under the symbol “RGLD,” and on the Toronto Stock Exchange under the symbol “RGL.” The Company’s web page is located at www.royalgold.